As filed with the Securities and Exchange Commission on March 15, 2005
Registration No. __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BUTLER INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Maryland

06-1154321

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Summit Avenue Montvale, New Jersey

07645

(Address of Principal Executive Offices)	(Zip Code)

INCENTIVE STOCK OPTION PLAN 1992 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS 1992 STOCK OPTION PLAN 1992 INCENTIVE STOCK OPTION PLAN

(Full title of the plans)

Edward M. Kopko, Chief Executive Officer 110 Summit Avenue, Montvale, NJ 07645
(Name and address of agent for service)

(201) 573-8000
(Telephone number, including area code, of agent for service)

With copies to:
James Stern, Esq. McBreen & Kopko 20 North Wacker Drive, Chicago, IL 60606 (312) 332-6405

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value	26,100 (3)	$6.68	$174,348	$22.09
Common Stock, $0.001 par value	70,500 (4)	$3.48	$245,340	$31.12
Common Stock, $0.001 par value	565,833 (5)	$3.07	$1,737,107	$220.09
Common Stock, $0.001 par value	12,000 (6)	$4.75	$57,000	$7.22

(1)  Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement shall also cover any additional shares that may become issuable under the Incentive Stock Option Plan, 1992 Stock Option Plan for Non-Employee Directors, 1992 Stock Option Plan, or 1992 Incentive Stock Option Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the receipt of consideration that increases the number of the Registrant's outstanding shares of common stock.  For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into three lines.

(2)   Offering prices are estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h). Offering prices of options that are outstanding as of the date of this Registration Statement are computed based on the weighted average exercise price (rounded to the nearest cent) of the outstanding options.

(3) Represents shares of common stock issuable upon exercise of outstanding options under the Incentive Stock Option Plan as of the date of this Registration Statement.
(4) Represents shares of common stock issuable upon exercise of outstanding options under the 1992 Stock Option Plan for Non-Employee Directors as of the date of this Registration Statement.
(5) Represents shares of common stock issuable upon exercise of outstanding options under the1992 Stock Option Plan as of the date of this Registration Statement.
(6) Represents shares of common stock issuable upon exercise of outstanding options under the 1992 Incentive Stock Option Plan as of the date of this Registration Statement.

	BUTLER INTERNATIONAL, INC.
	FORM S-8
	TABLE OF CONTENTS

		Page No.
	PART I - Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information	4

Item 2.	Registrant Information and Employee Plan Annual Information	4

	PART II - Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference	4

Item 4.	Description of Securities	4

Item 5.	Interests of Named Experts and Counsel	4

Item 6.	Indemnification of Directors and Officers	5

Item 7.	Exemption from Registration Claimed	5

Item 8.	Exhibits	5

Item 9	Undertakings	6

Signatures		7

BUTLER INTERNATIONAL, INC.
PART I - Information Required In The Section 10(A) Prospectus

Butler International, Inc. (the "Company") will send or give the documents containing the information required by Part I of this registration statement on Form S-8 (the "Registration Statement") to each participant in the Company's Incentive Stock Option Plan, 1992 Stock Option Plan for Non-Employee Directors, 1992 Stock Option Plan, and  1992 Incentive Stock Option Plan (collectively, the "Plans"), as specified by Rule 428(b)(1) under the Securities Act of 1933 (the "Securities Act").  Such documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.    Plan Information*

Item 2.    Registrant Information and Employee Plan Information*

_______________

*  Information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II - Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference

The following documents are hereby incorporated by reference into this Registration Statement:

(a)     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

(b)     All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Company's Form 10-K referred to in (a) above.

(c)     The description of the Company's common stock contained in the Company's registration statement on Form 8-A, filed with the Securities and Exchange Commission ("SEC") on September 5, 1986 pursuant to Section 12 of the Exchange Act and any amendments thereto or other reports filed for the purpose of updating such description., as to the description of the Company's securities.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions.  For purposes of this Registration Statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement modifies or supersedes a statement in such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interest of Named Experts and Counsel

The firm of McBreen & Kopko is issuing an opinion in connection with the legality of the issuance of shares of common stock under the Plans.  Frederick H. Kopko, Jr. and Hugh G. McBreen are partners in McBreen & Kopko.  Mr. McBreen is a director of the Company.  Mr. Kopko is a former director of the Company and is the brother of the Company's Chief Executive officer.  Both Mr. McBreen and Mr. Kopko are beneficiaries of the Plans.  During 2003, the Company paid or accrued $1,008,000 in legal fees and expenses to McBreen & Kopko.

Item 6.    Indemnification of Directors and Officers

The Company is a Maryland corporation.  In addition to the rights provided by Maryland law, Article XII of the Company's Amended and Restated Bylaws provides that the Company shall indemnify each person who is or was a director, officer, employee or agent of the Company in the event he is involved in legal proceedings by reason of the fact that he is or was a director, officer, employee or agent of the Company.  Section 8 of the Articles of Incorporation provide for the indemnification of officers and directors subject to certain limitations.

The Company has purchased an officer and directors liability insurance policy, which provides for insurance of directors and officers of the Company against certain liabilities they may incur in their capacity as such.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

The following Exhibits are filed as a part of this Registration Statement:

Exhibit No.

Description

5.1	Opinion of McBreen & Kopko

23.1	Consent of McBreen & Kopko (contained in opinion filed as Exhibit 5.1)

23.2	Consent of Deloitte & Touche

24.1	Power of Attorney (contained in the signature page).

99.1	Butler International, Inc. Incentive Stock Option Plan, as amended (incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-K for the year end December 31, 2003).

99.2

Butler International, Inc. 1992 Stock Option Plan for Non-Employee Directors, as amended (incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-K for the year end December 31, 2003 (the "2003 10-K")).

99.3	Butler International, Inc. 1992 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.27 to the Company's 2003 10-K).

99.4	Butler International, Inc. 1992 Incentive Stock Option Plan, as amended (incorporated by reference to Exhibit 10.28 to the Company's 2003 10-K).

Item 9.    Undertakings

(a)                 The Company hereby undertakes to do the following:

(1)                 File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)                   Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                 Reflect in the prospectus facts or events which, individually together, represent a fundamental change in the information in this Registration Statement; and

(iii)                Include any additional or changed material on the plan of distribution.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                 For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)                 File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)                 The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15 (d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will by governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Montvale, State of New Jersey on March 9, 2005.

BUTLER INTERNATIONAL, INC.
(Registrant)

By: /s/Edward M. Kopko
Edward M. Kopko, Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward M. Kopko and Craig S. Tireman, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in=fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/Edward M. Kopko	Chairman of the Board of	March 9, 2005
Edward M. Kopko	Directors and CEO
(Principal Executive Officer)

/s/Craig S. Tireman	Vice President	March 9, 2005
Craig S. Tireman	and Controller

/s/Thomas F. Comeau	Director	March 9, 2005
Thomas F. Comeau

/s/Louis F. Petrossi	Director	March 9, 2005
Louis F. Petrossi

/s/Hugh G. McBreen	Director	March 9, 2005
Hugh G. McBreen

/s/Frank H. Murray	Director	March 9, 2005
Frank H. Murray

/s/Louis F. Petrossi	Director	March 9, 2005
Louis F. Petrossi

/s/Wesley B. Tyler	Director	March 9, 2005
Wesley B. Tyler

/s/Ronald Uyematsu	Director	March 9, 2005
Ronald Uyematsu